Exhibit 99.1

National CineMedia, Inc. Chairman and CEO

Intends to Adopt 10b5-1 Plan

Centennial, CO — August 23, 2012 — National CineMedia, Inc. (NASDAQ: NCMI) (the “Company”), announced today that Kurt Hall, Chairman, President and Chief Executive Officer, intends to adopt a pre-arranged stock trading plan (the “Plan”) to sell shares of the Company’s common stock that he will acquire through the exercise of vested stock options for personal financial management purposes in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and the Company’s insider trading policies regarding stock transactions.

Effective December 3, 2012 through February 28, 2014, the Plan is expected to provide that Mr. Hall will begin exercising vested stock options with a strike price of $9.22 that were granted in 2009 and vested from January 2010 through January 2012. Mr. Hall plans to sell 84% of the shares that are exercised, with the remaining 16% of shares exercised to be held for investment purposes, resulting in Mr. Hall’s after-tax net cash proceeds being equal to approximately the same value as the Company shares that will be retained. The total number of shares that are expected to be exercised by Mr. Hall is 263,924, with 221,696 of those exercised shares to be sold subject to the Plan. Shares under the Plan will be sold in the open market at prevailing market prices, subject to specified price limits set forth in the Plan of $16.27 per share for 73,898 shares, $17.27 per share for 73,899 shares and $18.27 per share for 73,899 shares.

Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, directors, officers and other persons who are not in possession of material, non-public information may adopt a pre-arranged plan or contract for sale of the Company’s securities under specified conditions and at specified times to achieve prudent and gradual asset diversification over time. Once the plan is in place, the executive may not retain or exercise any discretion over trading under the plan, although the executive may later amend or terminate the plan. The broker administering the plan is authorized to trade company shares in volumes and at times determined independently by the broker, subject to limitations set forth in the plan.

About National CineMedia, Inc.

NCM operates NCM Media Networks, a leading integrated media company reaching U.S. consumers in movie theaters, online and through mobile technology. The NCM Cinema Network and NCM Fathom present cinema advertising and events across the nation’s largest digital in-theater network, comprised of theaters owned by AMC Entertainment Inc., Cinemark Holdings, Inc. (NYSE: CNK), Regal Entertainment Group (NYSE: RGC) and other leading regional theater circuits. NCM’s theater advertising network covers 181 Designated Market Areas® (49 of the top 50) and includes over 19,000 screens (over 18,100 digital). During 2011, approximately 680 million patrons (on an annualized basis) attended movies shown in theaters in which NCM currently has exclusive cinema advertising agreements in place. The NCM Fathom Events live digital broadcast network (“DBN”) is comprised of over 700 locations in 170 Designated Market Areas® (including all of the top 50). The NCM Interactive Network offers 360-degree integrated marketing opportunities in combination with cinema, encompassing 42 entertainment-related websites, online widgets and mobile applications. National CineMedia, Inc. (NASDAQ: NCMI) owns a 48.6% interest in and is the managing member of National CineMedia LLC. For more information, visit www.ncm.com.

INVESTOR CONTACT:	MEDIA CONTACT:
David Oddo	Lauren Leff
800-844-0935	303-957-1709
investors@ncm.com	lauren.leff@ncm.com